Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Seattle Genetics, Inc. of (1) our report dated March 9, 2017, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016, incorporated by reference in Seattle Genetics, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2018, and (2) our report dated March 8, 2018, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017, incorporated by reference in Seattle Genetics, Inc.’s Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on May 21, 2018.

/s/ Ernst & Young LLP

Seattle, Washington

July 23, 2018